Exhibit 10.1

FASTECH INTEGRATED SOLUTIONS, LLC.

SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is made as of August 4, 2006 by and between FASTECH INTEGRATED SOLUTIONS, LLC., with offices at 401 Parkway Drive, Broomall, PA (“Fastech”), and PRESCIENT APPLIED INTELLIGENCE, INC, with offices at 1247 Ward Avenue Suite 200 West Chester PA 19380 (“Prescient”).

WHEREAS, Prescient desires Fastech to provide, and Fastech desires to supply to Prescient, certain services in connection with the housing, operation and support of Prescient’s systems production environment on the terms and conditions provided for in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreement and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties, intending to be legally bound, agree as follows:

1. GENERAL. The services to be provided by Fastech to Prescient under this Agreement (the “Services”), the fees to be paid therefor, and other related terms and conditions are specified in detail in the Schedule(s) attached to this Agreement (which are incorporated herein by reference).

2. CONTRACT TERM. This Agreement shall commence on the date first above written and shall continue in effect for so long as the Agreed Term, or any extension thereof, of any Schedule is in effect. Prescient’s rights to use the Services delineated on any Schedule shall begin on the Commencement Date and continue for the period specified in the Schedule (the “Agreed Term”). Thereafter, each Schedule shall automatically renew for successive renewal terms of equal duration to the Agreed Term, unless either party gives written notice of termination to the other at least one hundred twenty (120) days before the end of the then current Agreed Term.

3. FEES AND EXPENSES. (a) Prescient shall pay Fastech for the Services, on a monthly basis as specified in the Schedules (the “Monthly Fees”). All Monthly Fees shall be invoiced by Fastech in advance at the billing address defined in the applicable Schedule. All other fees and any out-of-pocket expenses reasonably incurred by Fastech on behalf of Prescient shall be invoiced by Fastech on an as-and-when-incurred basis. Prescient shall pay each invoice within thirty (30) days following its receipt thereof.

(b) All amounts specified in this Agreement are exclusive of any applicable value-added, use, sales, excise, service, property, or other taxes or contributions, which Prescient shall pay. Unpaid invoices shall be considered “Past Due” as of the 35th day following the invoice date. Past Due invoices shall accrue interest at the lower of (a) 18% per annum or (b) the maximum legal rate, commencing the 35th day following the invoice date and continuing until paid in full.

4. CONFIDENTIALITY. “Confidential Information” means all information disclosed by one party to the other in connection with this Agreement, but does not include any information to the extent that: (a) the information is or becomes publicly available through no fault of the recipient, (b) is already known to the recipient, or (c) is rightfully obtained by the recipient from independent sources which have no obligation of confidentiality to the disclosing party. Each party’s Confidential Information shall be held in strict confidence by the recipient, using the same standard of care as the recipient uses to protect its own confidential information of a similar nature, but in no event less than a reasonable degree of care, and shall not be used or disclosed by the recipient for any purpose except as necessary to implement or perform this Agreement. Without limiting the generality of the foregoing, Confidential Information includes (i) Prescient’s data and software, and the details of Prescient’s computer operations and procedures, (ii) Fastech’s physical security systems, access control systems, specialized network equipment and techniques, pricing and use policies, and (iii) the terms of this Agreement. A disclosing party’s Confidential Information represents trade secrets of the disclosing party, which has great value to the disclosing party. The parties acknowledge and agree that any breach of the recipient’s obligations under this Section 4 likely shall cause irreparable injury for which there likely is no adequate remedy at law and with respect to which the damages likely will be difficult to ascertain and that, in addition to any other remedies, the non-breaching party shall be entitled to obtain injunctive relief to prevent or minimize any breach of this Section 4.

5. TERMINATION. If either party materially breaches this Agreement and the breach is not cured within the cure period specified below, then the non-breaching party may terminate this Agreement or any Schedule under which the breach occurs, effective within one hundred twenty (120) days following the failure to timely cure, by giving written notice to the breaching party. With respect to Prescient’s payment obligations, the cure period shall be ten (10) days after receipt of Fastech’s written notice of non-payment. With respect to all other obligations of either party under this Agreement, the cure period shall be thirty (30) days after receipt of written notice describing the breach, provided that, if a longer period is reasonably required to cure the breach and the cure is promptly begun, such cure period shall be extended for as long as the cure is being diligently prosecuted to completion.

Any use of the Services by Prescient in any manner or for any purpose other than those defined in this Agreement shall constitute a material breach of the Agreement by Prescient for which Fastech may terminate the Agreement by providing five (5) days’ advance written notice to Prescient, unless Prescient cures such breach to Fastech’s reasonable satisfaction within such five (5) days. The Services shall at all times be used in compliance with Fastech’s then-current use and privacy policies and the policies, regulations, and/or rules of Fastech’s underlying carriers, which policies, regulations, and/or rules have been provided to Prescient (“Policies”).

Any Schedule under this Agreement shall immediately terminate, without notice, for any violation of any law, rule, regulation or policy of any government authority having jurisdiction over Fastech or by reason of any decision of a court or other government authority having jurisdiction which prohibits Fastech from furnishing the Services as required under this Agreement.

6. USER RESPONSIBILITIES. The parties acknowledge and agree that, without limiting anything else contained herein, Prescient shall have the sole responsibility, at its expense, for providing any and all data, information and materials, and for performing any and all activities, so described as Prescient’s responsibility in the Schedules (“Prescient Materials”). Except to the extent explicitly stated in this Agreement, in no event shall Fastech incur any obligation or liability with respect to the Prescient Materials. In no event shall Fastech be responsible for problems arising from defects or deficiencies in the Prescient Materials or the inability to provide the Services caused thereby or by the failure of Prescient to cooperate with Fastech with respect thereto.

7. POST-TERMINATION OBLIGATIONS. Upon termination of this Agreement for any reason, Prescient, at its sole expense, shall have [four (4)] months to remove the Prescient Materials from the Fastech facility(ies) at which they are located and shall restore that facility to substantially the same condition as of the date of this Agreement. Prescient shall reimburse Fastech for any costs or expenses incurred by Fastech resulting from that removal and for services Fastech provides in connection with the removal of the Prescient Materials.

8. LIABILITY AND INDEMNIFICATION. EXCEPT AS SPECIFICALLY STATED IN THIS AGREEMENT, FASTECH MAKES NO REPRESENTATIONS OR WARRANTIES, AND DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF TITLE, NON-INTERFERENCE, NON-INFRINGEMENT, ACCURACY, MERCHANTABILITY, QUALITY, SYSTEMS INTEGRATION, AND FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE FOREGOING, FASTECH DOES NOT WARRANT THAT THE SERVICES WILL BE UNINTERRUPTED, ERROR-FREE, OR COMPLETELY SECURE.

UNDER NO CIRCUMSTANCES SHALL FASTECH’S TOTAL LIABILITY UNDER THIS AGREEMENT EXCEED THE TOTAL OF ALL FEES ACTUALLY PAID BY PRESCIENT TO FASTECH UNDER THE SCHEDULE UNDER WHICH THE LIABILITY AROSE, DURING THE TWELVE (12) MONTH PERIOD PRECEDING THE DATE UPON WHICH THE LIABILITY AROSE.

IN NO EVENT SHALL FASTECH BE LIABLE TO PRESCIENT OR ANY OTHER PERSON OR ENTITY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, EXEMPLARY OR EXTRA-CONTRACTUAL DAMAGES OF ANY KIND WHATEVER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOST REVENUES, OR LOSS OF BUSINESS, REGARDLESS OF LEGAL THEORY (INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE) WHETHER OR NOT FORESEEABLE, EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR PROBABILITY OF SUCH DAMAGES AND EVEN IF THE REMEDIES OTHERWISE PROVIDED BY THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE. WITHOUT LIMITING THE FOREGOING, FASTECH SHALL HAVE NO LIABILITY FOR ANY DAMAGE TO, LOSS OF OR MISDIRECTION OF PRESCIENT’S DATA, SOFTWARE, DATA STORAGE MEDIA, EQUIPMENT OR OTHER PROPERTY THAT OCCURS DURING CONNECTION, TRANSMISSION, OR USE BY PRESCIENT OR FASTECH OF SAME IN CONJUNCTION WITH THE SERVICES. The remedies specifically provided by this Agreement and the provisions of this Section allocate between the parties hereto the risks under this Agreement, some of which may be unknown or undeterminable. Such limitations were a material inducement for the parties to enter into this Agreement, and the parties have relied upon such limitations in determining whether to enter into this Agreement.

Prescient shall indemnify, defend, and hold harmless Fastech (and its affiliates and their respective employees and agents) from and against any and all claims, actions, damages, losses, liabilities, obligations, risks, costs, fees (including without limitation attorneys’ fees) and expenses resulting from or arising out of (a) Prescient’s use of the Services, (b) any breach by Prescient of its obligations under Section 4, (c) Fastech’s permitted use of Prescient Materials, data, or information provided by Prescient, or (d) Prescient’s performance under this Agreement. Fastech shall indemnify, defend, and hold harmless Prescient (and its affiliates and their respective employees and agents) from and against any and all claims, actions, damages, losses, liabilities, risks, costs, fees (including without limitation attorneys’ fees) and expenses resulting from or arising out of the grossly negligent acts or omissions or willful misconduct of Fastech in its performance of the Services.

An indemnitor under this Section shall have the right to control the defense and settlement of any and all claims and actions for which such indemnitor is obligated to indemnify, hold harmless, and defend hereunder, but the indemnitee shall have the right to participate in such claims, suits, proceedings, and actions at its own cost and expense. An indemnitor shall have no liability under this Section unless the indemnitee gives notice of such claim to the indemnitor promptly after the indemnitee learns of such claim so as to not prejudice the indemnitor. Under no circumstance shall either party settle, compromise, consent to the entry of any judgment with respect to, or decline to appeal any claim or action that is the subject of indemnification hereunder without the prior written consent of the other party, which consent shall not be withheld or delayed unreasonably.

9. FORCE MAJEURE. Neither party shall be liable for, nor shall either party be considered in breach of this Agreement due to, any failure to perform its obligations under this Agreement (other than a failure to pay money) as a result of a cause beyond its control, including any natural calamity, act of God or a public enemy, act of any military, civil or regulatory authority, change in any law or regulation, disruption or outage of communications, power or other utility (provided Fastech has exhausted its planned back-up solution), failure to perform by any supplier or other third party, or other cause which could not have been prevented with reasonable care.

10. NOTICE. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been received on the earlier of the date of actual receipt, and shall be sent via reputable overnight courier or registered mail, return receipt requested, postage prepaid. Each party’s address for notices is set forth at the beginning of this Agreement. Notices to Fastech shall be sent to the attention of Contract Administration.

11. SOFTWARE/HARDWARE. Prescient acknowledges that Fastech is not the developer of any of the software or hardware product(s) used to provide the Services. Fastech shall not be responsible for the failure to meet any Service Level (as defined in a Schedule) or for any damages if such failure or damages are caused by the failure of any software or hardware to perform in accordance with its specifications, except to the extent caused by Fastech’s gross negligence or willful misconduct.

12. EQUIPMENT FAILURE. Any problems or service issues with Fastech-provided equipment used to provide the Services shall be documented and resolved to Prescient’s reasonable satisfaction as soon as reasonably practicable. Such problems or issues may be resolved by the use of spare or replacement equipment equivalent to or better than the affected equipment. In the event any such problems or issues are not resolved within a timely manner, such problems or issues shall be promptly escalated to higher levels of Fastech technical and managerial personnel in accordance with the Escalation Matrix described below.

13. ESCALATION MATRIX. Fastech and Prescient shall maintain and regularly update a detailed Escalation Matrix which shall identify the following: (1) the persons to be contacted, including telephone and pager numbers and e-mail addresses, in the event of technical errors or failures with respect to the Services; (2) the severity level of each error or failure; (3) the target time to repair (TTR) of each such problem (including an estimate of the total time which may elapse during the repair strategy before identified Fastech and Prescient personnel need to be notified); and (4) the time to management escalation (TTM) of each problem (including an estimate of the total time which can elapse during the repair strategy before identified Fastech and Prescient personnel need to be notified).

14. MAINTENANCE. Fastech reserves the right to conduct routine maintenance services on the third Sunday of every month from 12:00 a.m. to 4:00 a.m. local time at the designated Fastech facility, or at any other time mutually agreed upon by Prescient and Fastech. Emergency or non-routine maintenance may be conducted at any time as may be reasonably necessary under the circumstances, as determined by Fastech. Fastech shall not be responsible for the failure to meet any Service Level or for any damages if such unavailability of Service(s) was as a result of routine or emergency maintenance as specified in this Section.

15. CHANGES TO SCHEDULES. Each Schedule to this Agreement shall be reviewed periodically and each party shall cooperate in good faith to adapt the Services provided as quantities increase or change in any non-material way. No Schedule shall be modified, nor shall any breach hereunder be waived, unless such modification and/or waiver is in writing and signed by an authorized representative of both parties.

16. ENTIRE UNDERSTANDING. This Agreement states the entire understanding between the parties with respect to its subject matter, and supersedes all prior proposals, negotiations and other written or oral communications between the parties with respect to the subject matter of this Agreement. No modification of this Agreement, and no waiver of any breach of this Agreement, shall be effective unless in writing and signed by an authorized representative of the party against whom enforcement is sought. No waiver of any breach of this Agreement, and no course of dealing between the parties, shall be construed as a waiver of any subsequent breach of this Agreement.

17. PARTIES IN INTEREST. Neither party may assign this Agreement or any rights or delegate any obligations under this Agreement without the prior written consent of the other party, which will not be unreasonably withheld. Notwithstanding the foregoing, Fastech may assign this Agreement or any rights or delegate any obligations under this Agreement to an affiliate or successor to all or substantially all of Fastech’s business or assets covered by this Agreement, without the prior written consent of Prescient. This Agreement shall bind, benefit and be enforceable by and against both parties and their respective successors and permitted assigns. No third party shall be considered a beneficiary of this Agreement or entitled to any rights under this Agreement.

18. CONSTRUCTION. THIS AGREEMENT SHALL BE GOVERNED BY PENNSYLVANIA LAW, WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES. The parties agree that any action or suit brought between them shall be brought and resolved exclusively in a state or federal court in Philadelphia, Pennsylvania, and that such courts shall have exclusive jurisdiction over the subject matter and parties. In any action relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and court costs from the other party. If any term or provision of this Agreement is held to be invalid or unenforceable, such term or provision shall be altered to the extent necessary to render it valid and enforceable, consistent with the parties’ intentions, and the remainder of this Agreement shall continue to be valid and enforceable to the fullest extent permitted by law or equity.

19. MISCELLANEOUS. Section headings are for convenience of reference only and shall not affect the interpretation of this Agreement. The relationship between the parties created by this Agreement is that of independent contractors, and not as partners, joint venturers, or agents. Sections 3(b), 4, 7, 8, 10, 11, 18 and 19 shall survive any expiration or termination of this Agreement.

FASTECH INTEGRATED SOLUTIONS, LLC		PRESCIENT APPLIED INTELLIGENCE, INC

BY:	/s/ Richard Hirsch	BY:	/s/ Thomas W. Aiken
PRINT NAME:	Richard Hirsh	PRINT NAME:	Thomas W. Aiken
PRINT TITLE:	CEO	PRINT TITLE:	SVP & CFO
DATE SIGNED:	8/4/06	DATE SIGNED:	8/4/06

SCHEDULE A

Hardware Relocation/Migration Services

COMMENCEMENT DATE*: August 4, 2006

TERM: N/A

FEE:

PRESCIENT BILLING ADDRESS: 1247 Ward Avenue Suite 200 West Chester PA 19380– Attn: Accounts Payable

PRESCIENT NOTICE ADDRESS: 1247 Ward Avenue Suite 200 West Chester PA 19380 – Attn: Jim Eckels

Fastech and Prescient will accomplish the relocation of Prescient hardware, set forth in Schedule A, Exhibit 1, from its location (“Existing Facility”) to the Fastech Facility. This work is agreed to be done per Fastech’s proposal to Prescient dated December 29th, 2005 and completed prior to the commencement of the hosting services described in this agreement The information contained in this schedule is for reference purposes only and does not constitute an obligation for Fastech to provide any additional services.

Fastech shall perform the migration of Prescient’s system from the Existing Facility to the Fastech Facility as follows:

1.	Fastech and Prescient shall set up Prescient’s environment at the Fastech Facility. Set up will include: verifying OS and patches; verifying HP-UX configurations; verifying file system layouts; installing Oracle software; creating seed database; implementing backups; and testing recoveries.

2.	Prescient shall take a snapshot of production database on the Existing Site, which will include: verifying the space requirements; implementing the database snapshot; and taking the database snapshot. Production database downtime is not required.

3.	Prescient shall transfer the snapshot from the Existing Site to the Fastech Facility, verifying the network and the transfer rate and validating the transferred snapshot.

4.	Prescient shall build a standby database at the Fastech Facility by: creating a layout of the snapshot; building the standby database; backing up the standby database.

5.	Prescient shall shut down the production database on the Existing Site and shall verify that all applications are down. Fastech shall take a snapshot of the changes/deltas.

6.	Prescient shall bring up the production database on the Fastech Facility by: transferring deltas from the Existing Site to Fastech Facility; applying deltas to the standby database; bringing up the standby database; verifying the integrity of the database; bringing up the Applications; backing up the database.

7.	After the new environment setup is completed on the Fastech Facility, a trial run [should] be conducted from step 2 to step 6. Benchmark will be taken. After the trial run, step 2 to step 6 can be repeated, multiple times if necessary, for actual migration. The trial run does not require production database downtime. It is understood that the snapshot and standby database may become corrupted. In this case, step 2 to step 6 may have to be repeated.

8.	Migration of Prescient’s data from the Existing Facility to the Fastech Facility shall be performed as provided in Schedule A, Exhibit 4. Fastech will provide 3 Mb dedicated bandwidth from Yipes Communications. During the migration process, Fastech will provide additional bandwidth (requirements to be determined) to accommodate data transfer from the Existing Facility to the Fastech Facility.

SCHEDULE A, EXHIBIT 1

Hardware List

Name	Primary IP address	GSP IP	Role	Model	Serial	Config	OS	Notes
OMEGA1	172.25.1.11	172.25.1.245	Database/ Application server	HP 9000/800 N4000	40CC0FK80U	N4000 with 6 x 750 Mhz, 6 GB mem, 2 x 36 GB disk, CD or DVD drive, 4 network cards, 2xFiber channel card, HP-UX 11i, racking kit	HP-UX 11.11	6x750MHz CPU; 6144 MB MEM

OMEGA2	172.25.1.12	172.25.1.244	Application/ Database server	HP 9000/800 N4000	40DD0FK15Y	N4000 with 6 x 750 Mhz, 6 GB mem, 2 x 36 GB disk, CD or DVD drive, 4 network cards, 2xFiber channel card, HP-UX 11i, racking kit	HP-UX 11.11	6x750MHz CPU; 6144 MB MEM

GAMMA1	205.132.37.81	172.25.1.250	Web Server	HP 9000/800 L2000	USS41193EA	L2000 with 2 x 540Mhz, 2 GB mem 2x36 GB disk, CD or DVD drive, 3 network cards, HP-UX 11i, Racking kit	HP-UX 11.11	2x540MHz CPU; 2048 MB MEM

GAMMA2	205.132.37.82	172.25.1.249	Web Server	HP 9000/800 L2000	USS413299H	L2000 with 2 x 540Mhz, 2 GB mem 2x36 GB disk, CD or DVD drive, 3 network cards, HP-UX 11i, Racking kit	HP-UX 11.11	2x540MHz CPU; 2048 MB MEM

GAMMA5	205.132.37.14	172.25.1.248	Communication/ Infrastructure server	HP 9000/800 L2000	USS41255EM	L2000 with 2 x 540Mhz, 2 GB mem 2x36 GB disk, CD or DVD drive, 3 network cards, HP-UX 11i, Racking kit, 2x 2Gb Fiber channel card. (A6795)	HP-UX 11.11	2x540MHz CPU; 2048 MB MEM

GAMMA6	205.132.37.15	172.25.1.247	Communication/ Infrastructure server	HP 9000/800 L2000	USS41308A9	L2000 with 2 x 540Mhz, 2 GB mem 2x36 GB disk, CD or DVD drive, 3 network cards, HP-UX 11i, Racking kit, 2x 2Gb Fiber channel card. (A6795)	HP-UX 11.11	2x540MHz CPU; 2048 MB MEM

OMEGA15	172.25.1.21		Chainlink Server	HP Proliant DL360	GBJ53200DD	Dual Xeon 3.0 Ghz Rackmount (Rails Included),1 GB RAM, 2 x 36GB 10k U320 SCSI hdd, Integrated U320 Smart Array 6i Controller, Embedded NC7782 Dual Port NIC,HP Storageworks 2GB FC HBA	Win2000 Advanced server	2x3GHz

OMEGA16	172.25.1.22		Chainlink Server	HP Proliant DL360	GBJ5310479	Dual Xeon 3.0 Ghz Rackmount (Rails Included),1 GB RAM, 2 x 36GB 10k U320 SCSI hdd, Integrated U320 Smart Array 6i Controller, Embedded NC7782 Dual Port NIC,HP Storageworks 2GB FC HBA	Win2000 Advanced server	2x3GHz

ZETA5	205.132.37.11		Border Firewall	Cisco PIX 515E-UR	888 09 19 4723		Cisco IOS 7.01	Primary border Firawall

ZETA6	205.132.37.12		Border Firewall	Cisco PIX 515E-FO	888 09 24 3936		Cisco IOS 7.01	Failover border Firewall

SCHEDULE B

On Demand Hosting Services

COMMENCEMENT DATE*: August 4, 2006

TERM:	36 Months

TOTAL MONTHLY FEE: $36,400

SETUP FEE: Waived

Fastech DESIGNATED FACILITY :

401 Parkway Drive

Broomall, PA 19008

PRESCIENT BILLING ADDRESS: 1247 Ward Avenue Suite 200 West Chester PA 19380– Attn: Accounts Payable

PRESCIENT	NOTICE ADDRESS: 1247 Ward Avenue Suite 200 West Chester PA 19380 – Attn: Jim Eckels

*	Prescient acknowledges that the capacity on which the Services will be provided will be available within sixty (60) days of Schedule execution.

SERVICES:

I. Systems Support

Scope

Fastech will provide hosting and support services for Prescient’s Advanced Commerce environment. Any expansion or enhancement to the environment may be subject to additional charges. Fastech will submit any quotes or estimates to Prescient for approval prior to any work or implementation of the change.

•	Hardware Footprint: Prescient hardware is enclosed in three standard cabinets and may be expanded by one additional cabinet at no additional charge.

•	Monitoring: Fastech will monitor devices, events, and provide systems backups as specified below.

•	Database Administration: DBA services include database monitoring according to metrics specified by Prescient and Fastech and monitoring database backups.

•	Standard Bandwidth: Fastech will provide Prescient with 3Mb dedicated internet bandwidth. Fastech will expand bandwidth based on Prescient request. Any charges for bandwidth increases are billed in 30 day increments.

Systems Monitoring & Escalation

The Fastech data center has operators on duty 24/7/365. A toll free number is available for support. Systems monitoring and escalation responsibilities and procedures are set forth in Exhibit B, Schedule 1 and are in place to notify the appropriate member of IT in the event of any problem that the operator on duty is not capable of resolving. Operators are required to check all servers using monitoring software that updates every two minutes and physically check at the box every hour. Operators are trained to attempt resolve issues based on a list of acceptable conditions and actions. If they are unable to rectify the issue on their own, they will call the appropriate IT staff member based on time windows to be defined. Depending upon the issue, the primary contacts shown below will be contacted:

Name	Issues
John Gibbons	Unix OS, HP servers, Backup on Network, Windows
Martin McCann	Routing, Network, VPN, Windows
Matt Kropiewnicki	Database

The primary contact would determine the problem and, if necessary, work with the designated Prescient team member to resolve.

Fastech will check logs for errors or warnings in the operating system and database to be proactive in identifying issues. Operating system patches and upgrades will be evaluated and implemented on an agreed upon schedule between Prescient and Fastech. Only those deemed necessary by both parties will be implemented.

Hardware Support

Fastech will provide Prescient with a recommended hardware support plan that will correspond to and reinforce the Service Levels established in the Hosting & Managed Services Agreement. All hardware will be supported by the appropriate vendor.

Software Support

Fastech will support all Operating system software. In the event of an unusual issue with HP-UX, HP can be contacted under the software support agreement to rectify the situation. Likewise, a ticket can be opened with Microsoft should something unforeseen arise with a Windows server. Fastech will be proactive with support by checking logs daily to confirm optimal performance.

Backup Requirements

Backups will be performed by Fastech, incorporated into the Fastech backup strategy utilizing Fastech’s existing tape library. Fastech will ensure that hardware and media are sufficient to have the capability of backing up 300GB of data daily. Backups will be run based on the frequency and requirements listed in the table below. Daily differential backups will be performed, with full backups performed weekly. Full backups will be stored offsite weekly for a 2 week period at secure location. Monthly backups will be stored offsite for 12 month rotation. Backups will be monitored for successful status. Failed backups will be scheduled to run within 24 hr period, time determined by Prescient.

•	Backups are performed daily (7 days a week – year round) or more often (see Frequency)

•	Tapes are taken to the secure off site storage on a weekly rotation.

•	End of month tape from all volumes is stored in secure off site storage for 12 months and is replaced with new tape.

•	Non end of month tape is rotated every month

•	Backups should avoid system’s peak usage time whenever possible.

•	Recovery tests should be performed 2 times per year, and after each modification of backup procedure or major system change.

•	Backup failures should be resolved and followed by successful backup within 24 hours (no more than 48 hours).

•	Daily backups should start as late as possible but finish by the midnight everyday

•	Daily report of backup status should be provided (list of backup jobs / status).

List of volumes, which need to be backed up every day:

Server	Mount point	Frequency	Notes
Omega1	/home /disk01 /disk10 /disk13 /disk14 /disk15	Daily Daily Every 2 hours Every 2 hours Daily Daily

Omega2	/disk01 /home /viabatch1 /viafiles /viaap1 /viaap2 /viaap3 /viaap4 /auth1 /auth2 /filereg /viasupport	Daily	Primary App server

Gamma5	/home /cyclone /comm1	Daily

Gamma6	/home	Daily

Gamma1	/opt/web/vialink.com /usr/local/apache2/conf /usr/local/apache2/modules /usr/local/sources /home	Daily

Gamma2	/opt/web/vialink.com /usr/local/apache2/conf /usr/local/apache2/modules /usr/local/sources /home	Daily

1. Non-regular backups

On the 1st of each month, a recovery tape will be created on all servers (bootable tape with backup of all OS volumes).

List of servers:

1.	Omega1

2.	Omega2

3.	Gamma1

4.	Gamma2

5.	Gamma5

6.	Gamma6

7.	Omega15

8.	Omega16

Other non-regular backups can be requested based on need.

2. Oracle Backup Interaction

The standard backup agent must be able to initiate, and backup Oracle database backup on disk independently. There should be no interactions between Oracle backup and the standard backup agent.

II. Administrative Functions

Environment Changes

Any changes to the production Prescient environment must first be approved by an authorized Prescient employee. A Process Change form will be sent to Prescient that identifies the recommended changes and associated details. The form will be sent via email. The form must be approved prior to the change being performed.

In the event that a written approval can not be obtained by Prescient, a verbal approval is acceptable in emergency situations. As soon as a report can be filed, it must be sent to Prescient and written approval should be provided.

Changes to the environment may be requested by either Fastech or Prescient.

Procedure Changes

Changes related to contact methods, contact personnel, monitoring and backup procedures would qualify as a procedure change. Some procedure changes may also be determined to include a change in scope and may require changes in monthly fees.

Any changes to procedures should be requested in writing with a complete description of the change and any and all pertinent information required by Fastech to research and implement the change. Once the change has been fully documented, and agreed upon in writing by both parties, Fastech will initiate the change.

Procedure changes include but are not limited to the following:

•	Devices monitored

•	Events monitored

•	Services monitored

•	Backup frequencies

•	Off Site rotation

•	Contact personnel

•	Escalation procedures

System Changes

Changes related to system layout, system devices or environment, would qualify as a system change. Most system changes may also be determined to include a change in scope and may require changes in monthly fees.

Change requests for system changes should be requested in writing with a complete description of the change and any and all pertinent information required by Fastech to research and implement the change. All changes must be fully documented, and agreed upon in writing by both parties

System changes include but are not limited to the following:

•	System configuration

•	System design

•	Supported hardware

•	Domain Name System (DNS)

•	Device naming

•	Services supported

Scope Changes

Changes related to system or procedures which are determined to qualify as a change in scope may require changes in monthly fees. These changes may include changes to number of devices, or types and quantity of devices or services to be monitored

Change requests for scope changes should be requested in writing with a complete description of the change and any and all pertinent information required by Fastech to research and implement the change. All changes must be fully documented, and agreed upon in writing by both parties. System changes include but are not limited to the following:

•	Network expansion

•	Addition of LAN segments at existing site(s)

•	Design and feature enhancements

•	Configuration changes

•	Support for additional protocol(s)

•	Implementation of enhanced features

Incident Reports

Incident reports will be used to identify two issue levels. Level I issues are identified as any issues that require production down time. These issues must be documented and provided to Prescient within four business hours of resolution.

Level II issues are those that do not require downtime, but are necessary for preventive maintenance. These issues must be documented and reviewed in the weekly status meeting.

All issues will be maintained in one Incident Report. The report will contain the following information; Incident Date, Incident Level, Reported By, Down Time, Description, Status, Owner and Resolution Date.

Daily Backup Reports

The Account Manager will send Prescient a report that contains the list of backup jobs and status for each job. The frequency of the report will be mutually agreed upon between Prescient and Fastech.

III. Physical Requirements

Connectivity Requirements

The data center can provide the ability for redundant ISP connectivity. Upon agreement, Fastech can provide Prescient with bandwidth from 1Mb to 1Gb.

Electrical Requirements

The data center will have 8 x L620R receptacles, 4X 110v outlets (modem, visitor, monitor, etc) as well as redundant electrical.

Space Requirements

Space will be allocated in the data center to host a minimum of four standard size racks with the possibility to grow.

IV. Personnel

Project Team

The project team includes, but is not limited to an Account Manager, HP-UX Administrator, Network Administrator, Oracle DBA, and a knowledgeable Microsoft Windows Administrator. Prescient will have the right of refusal for any resources that do not meet their standards.

Service Level Agreement

Fastech shall meet the service levels for the supply of services as set forth in Schedule B, Exhibit 2.

Schedule B, Exhibit 1

Escalation Procedures and Monitoring Responsibilities

Prescient has engaged a third party (SMS) to provide hardware warranty maintenance and support, Fastech IT contacts are authorized to initiate a ticket with SMS.

List of Devices to be monitored by Fastech

Label	Device Role	IP Address	Services Monitored	Event Type	Notification	Trend Report Types
Zeta5_Inside	Primary External Firewall	205.132.39.11		Device Down, UP	Email	Interface Usage (BPS)
Gamma1		205.132.39.81	Web	Device Down, UP, Service Down, UP	Email
Zeta6_Inside	Failover External Firewall	205.132.39.12		Device Down, UP	Email
Lobby1	Switch 1, Public Network	205.132.39.5		Device Down, UP	Email
Lobby2	Switch 2, Public Network	205.132.39.6		Device Down, UP	Email
Lobby3	Switch 3, Public Network	205.132.39.7		Device Down, UP	Email
Lobby4	Switch 4, Public Network	205.132.39.8		Device Down, UP	Email
Omega15	Win2K Server, Chainlink	172.25.1.21	Web (Chainlink)	Device Down, UP, Service Down, UP	Email
Omega16	Win2K Server, SNMPc	172.25.1.22		Device Down, UP	Email
Vault2	Switch 2, Private Network	172.25.1.8		Device Down, UP	Email
Vault1	Switch 1, Private Network	172.25.1.7		Device Down, UP	Email
Gamma2	Unix Server, Web	205.132.39.82	Web	Device Down, UP, Service Down, UP	Email
GSP-Gamma1	Server Service Processor	172.25.1.250		Device Down, UP	Email
GSP-Gamma2	Server Service Processor	172.25.1.249		Device Down, UP	Email
GSP-Gamma5	Server Service Processor	172.25.1.248		Device Down, UP	Email
GSP-Gamma6	Server Service Processor	172.25.1.247		Device Down, UP	Email
GSP-Omega1	Server Service Processor	172.25.1.245		Device Down, UP	Email
GSP-Omega2	Server Service Processor	172.25.1.246		Device Down, UP	Email
Omega1-L1	Omega1, LAN1	172.25.1.11		Device Down, UP	Email
Omega1-L0	Omega1, LAN0	10.5.5.11		Device Down, UP	Email
Omega1-Oracle1	Omega1, LAN2	172.25.1.40		Device Down, UP	Email
Omega2-L0	Omega1, LAN0	10.5.5.12		Device Down, UP	Email
Omega2-L1	Omega1, LAN1	172.25.1.12		Device Down, UP	Email
Brocade-Alpha	Primanry Fiber Switch	10.5.5.31		Device Down, UP	Email
Brocade-Beta	Secondary Fiber Switch	10.5.5.32		Device Down, UP	Email
Sigma2-Inside	Failover VPN Appliance, Internal Interface	172.25.1.62		Device Down, UP	Email
Sigma1-Inside	Primary VPN Appliance, Internal Interface	172.25.1.61		Device Down, UP	Email
Tunnel-GW	VPN Internal Gateway	172.25.1.1		Device Down, UP	Email
www.ac.prescient.com	Load-balanced Interface for www.ac.prescient.com	205.132.39.20	Web	Device Down, UP, Service Down, UP	Email
Zeta11	Primary Local Director	205.132.39.18		Device Down, UP	Email	Interface Volume
Zeta12	Secondary Local Director	205.132.39.19		Device Down, UP	Email
zeta8	Primary Internal Firewall	172.25.1.9		Device Down, UP	Email	Interface Usage (BPS)
zeta9	Secondary Internal Firewall	172.25.1.10		Device Down, UP	Email

•	All devices / services listed above shall be considered critical and any outage will be considered severity 1.

•	Based on the above chart, in the event of a failure for any of the devices listed Fastech agrees to make notification within 15 minutes, of any failure via email to AC_OpsOnCall@prescient.com and take no further action.

•	A second notification shall be required once the failure has been resolved although no action is to be taken concerning the failover and restoration of the failed device into service.

List of Application services to be monitored by Prescient

Label	Device Role	IP Address	Services Monitored	Event Type	Notification	Trend Report Types
www.ac.prescient.com	Load-balanced Interface for www.ac.prescient.com	205.132.39.20	Web	Device Down, UP, Service Down, UP	Email
Auth1	App	172.25.1.42	4060 isalive	Service Down, UP	Email
Auth2	App	172.25.1.43	4061 isalive	Service Down, UP	Email
Viabatch1	App	172.25.1.41	Exec1-10, 5060 iserror, 5060 isalive	Service Down, UP	Email
Viaap2	App	172.25.1.45	2242, 2243, 2249	Service Down, UP	Email
Viaap3	App	172.25.1.46	2224, 2225	Service Down, UP	Email
Viaap4	App	172.25.1.47	2244, 2245	Service Down, UP	Email
Filereg	App	172.25.1.49	2231, 2232	Service Down, UP	Email
Viasupport	App	172.25.1.48	2227	Service Down, UP	Email
Viaap1	App	172.25.1.44	2222, 2223, 2229	Service Down, UP	Email
Gamma5-L3	Gamma5, LAN3	205.132.39.14	DNS	Device Down, UP, Service Down, UP	Email
Gamma6-L3	Gamma6, LAN3	205.132.39.15	DNS, SMTP	Device Down, UP, Service Down, UP	Email
Cyclone	App	205.132.39.46	4080 status	Service Down, UP	Email
FTP	App	205.132.39.44	FTP	Service Down, UP	Email
Comm1	App	205.132.39.49		Device Down, UP	Email

•	All services listed above shall be monitored by Prescient only. Fastech is not obligated to monitor or take any action related to these services.

•	In the event of a failure for any of the services listed Prescient agrees to make notification to Fastech within 30 minutes via email to nocgroup@fastechis.com.

Disk volume quota and health to be monitored by Fastech

Host name	Mount Points	Warning Usage %	Critical Usage %	Notification	Action
OMEGA1	/disk02	85	95	Email	None
Database/Application server	/disk03	85	95	Email	None
	/disk04	90	95	Email	None
	/disk05	90	95	Email	None

	/disk06	90	95	Email	None
	/disk07	90	95	Email	None
	/disk11	85	95	Email	None
	/disk12	85	95	Email	None
	/disk08	85	95	Email	None
	/disk09	85	95	Email	None
	/disk10	85	95	Email	None
	/disk13	70	85	Email	None
	/disk14	90	95	Email	None
	/disk15	90	95	Email	None
OMEGA2	/viabatch1	80	90	Email	None
Application/Database server	/viafiles	80	90	Email	None
	/auth1	80	90	Email	None
	/auth2	80	90	Email	None
	/viaap1	80	90	Email	None
	/viaap2	80	90	Email	None
	/viaap3	80	90	Email	None
	/viaap4	80	90	Email	None
	/viasupport	80	90	Email	None
	/filereg	80	90	Email	None
OMEGA19	To be specified
GAMMA1	FS on rootvg only			Email	None
GAMMA2	FS on rootvg only			Email	None
GAMMA5	/cyclone	80	85	Email	None
Communication/Infrastructure server	/comm1	80	85	Email	None
GAMMA6	/home/ftps	80	85	Email	None
Communication/Infrastructure server				Email
All systems	/	80	90	Email	None
	/stand	80	90	Email	None
	/var	80	90	Email	None
	/usr	80	90	Email	None
	/tmp	80	90	Email	None
	/opt	80	90	Email	None
	/home	80	90	Email	None

Oracle database table space to be monitored by Fastech

Metric	Event Type	Notification	Action
Buffer Cache Hit Ratio	< 90%	Email	None
Library Cache Hit Ratio	< 99%	Email	None
Row Cache Hit Ratio	< 85%	Email	None
Redo Log Space Request	> 100%	Email	None
Disk Sorts	< 10%	Email	None
Segments That Can’t Extend	> 0	Email	None
Tablespace Used Space	> 80%	Email	None
Tablespaces In Backup Mode	> 0	Email	None
Rollback NOWAIT Hit Ratio	> 99%	Email	None
Redo Allocation Latch Ratio	> 1%	Email	None
Redo Copy Latch Ratio	> 1%	Email	None

All critical patch analysis & installation to be performed by Prescient unless otherwise specifically directed in writing.

Network monitoring

Device	Services Monitored	Event Type	Notification	Action
Router Interface	Utilization per Month	> 70%	On-line Report	None
Router Interface	Error Rate per Month	> 1%	Email	None
LAN Segments	Utilization per Month	> 30%	On-line Report	None
LAN Segments	Error Rate per Month	> 1%	Email	None

The above measures and additional performance and utilization trend reporting will be available to Prescient through a third party reporting application at a minimum of Monthly frequency.

The delivery method of these performance and utilization reports will be at the discretion of Fastech.

Operating System to be monitored by Fastech

All monitoring and reporting of operating system events are to be done according to Fastech standards and recommendations, Though Fastech may make notification of certain OS related events, no specific requirements for notification are requested by Prescient.

Service Guard Monitoring

All monitoring and reporting of service guard events are the sole responsibility of Prescient, Though Prescient agrees to make notification of service guard events to Fastech via email.

Hardware Warranty Maintenance and Support

All hardware warranty maintenance and support is to be provided by a 3rd party procured by Prescient monitoring and performing according to agreements between Prescient and the 3rd party with no obligations by Fastech except notifications as already described above.

Schedule B, Exhibit 2

Service Level Agreement

1.	Service Level Goal; Service Level Agreement. Fastech shall use all reasonable commercial efforts to ensure that the Prescient environment is operating and available approximately 98.5% of the time in any calendar month. In the event that the Prescient environment is not available within the 98.5% availability commitment and outside of the scheduled maintenance, Prescient will be eligible to receive the service credits described below (the “Service Level Agreement”).

2.	Definitions. The following definitions shall apply to this Service Level Agreement.

2.1	“Network Downtime” shall mean sustained packet loss in excess of fifty percent (50%) within Fastech/Prescient’ network and for downtime periods above 98.5% uptime commitments. Downtime shall not include any packet loss or network unavailability during Fastech/Prescient’ scheduled maintenance of the Internet Data Centers, network and service(s).

2.1.1	“Hardware Downtime” shall mean hardware unavailability within Fastech/Prescient’ network and for downtime periods above 98.5% uptime commitments. Hardware Downtime shall not include any hardware unavailability during Fastech/Prescient’ scheduled maintenance of hardware, or availability during “Network Downtime”.

2.1.2	“Application Support Response” shall mean that whenever an error or issue occurs that prevents normal processing of the Prescient environment, a Fastech support specialist will respond within 2 hours of the event to analyze the problem and start working on a resolution.

2.2	“Excess Latency” shall mean transmission latency (i) in excess of one hundred twenty (120) milliseconds round trip time between any two points within Fastech/Prescient’ network.

2.3	“Excess Packet Loss” shall mean packet loss in excess of one percent (1%) between any two points within Fastech/Prescient Prescient’ network.

2.4	“Performance Problem” shall mean Excess Packet Loss and/or Excess Latency.

2.5	“Service Credit” shall mean an amount equal to the pro-rata total monthly processing costs for one (1) day of Service.

3.	Downtime Periods. In the event Prescient experiences Downtime, Prescient shall be eligible to receive from Fastech a Service Credit for each 0.5% Downtime period below the uptime commitment of 98.5%. Examples: If Prescient experiences one Downtime period, it shall be eligible to receive one Service Credit. If Prescient experiences two Downtime periods, either from a single event or multiple events, it shall be eligible to receive two Service Credits.

4.	Performance Problem; Packet Loss and Latency. In the event that Fastech discovers or is notified by Prescient that Prescient is experiencing a Performance Problem, Fastech will take all actions necessary to determine the source of the Performance Problem.

5.	Time to Discover Source of Performance Problem; Notification of Prescient. Within two (2) hours of discovering or receiving notice of the Performance Problem, Fastech will determine whether the source of the Performance Problem is limited to the Prescient Equipment and the Fastech equipment connecting the Prescient Equipment to the Fastech/Prescient LAN. If Fastech determines that the Prescient Equipment and Fastech connection are not the source of the Performance Problem, Fastech will determine the source of the Performance Problem within an additional two (2) hour period. In any event, Fastech will notify Prescient of the source of the Performance Problem within sixty (60) minutes of identifying the source.

6.	Time to Discover Source of Hardware Problem; Notification of Prescient. Within two (2) hours of discovering or receiving notice of the hardware problem, Fastech will determine the source of the problem and implement actions to resolve the issue.

7.	Remedy of Packet Loss and Latency. If the source of the Performance Problem is within the sole control of Fastech, Fastech will remedy the Performance Problem within two (2) hours of determining the source of the Performance Problem. If the source of and remedy to the Performance Problem reside outside of the Fastech LAN, Fastech will use commercially reasonable efforts to notify the party(ies) responsible for the source of the Performance Problem and cooperate with it (them) to resolve such problem as soon as possible.

8.	Remedy of Hardware Failure. If the source of the hardware problem is within the sole control of Fastech, Fastech will remedy the Performance Problem within two (2) hours of determining the source of the Problem. If the source of and remedy to the Hardware Failure reside outside of Fastech control, Fastech will use commercially reasonable efforts to notify the party(ies) responsible for the source of the hardware problem and cooperate fully with those parties to assist in resolving the hardware problem as soon as possible.

9.	Failure to Determine Source and/or Remedy. In the event that Fastech (A) is unable to determine the source of the problem within the time periods described in subsections 4.1 or 4.1.1 above and/or; (B) is the sole source of the problem and is unable to remedy such problem within the time period described in subsection 4.2 above, Fastech will deliver a Service Credit to Prescient for each two (2) hour period in excess of the time periods for identification and resolution described above.

10.	Prescient Must Request Service Credit. In order to receive any of the Service Credits described above, Prescient must notify Fastech within seven (7) days from the time Prescient becomes eligible to receive a Service Credit. Failure to comply with this requirement will forfeit Prescient’s right to receive a Service Credit.

11.	Remedies Shall Not Be Cumulative; Maximum Service Credit. The aggregate maximum number of Service Credits to be issued by Fastech to Prescient for any and all Downtime periods and Performance Problems that occur in a single calendar month shall not exceed seven (7) Service Credits. A Service Credit shall be issued in the Fastech invoice in the month following the Downtime or Performance Problem, unless the Service Credit is due in Prescient’s final month of Service. In such case, a refund for the dollar value of the Service Credit will be mailed to Prescient. Prescient shall also be eligible to receive a pro-rata refund for (i) Downtime periods and Performance Problems for which Prescient does not receive a Service Credit and (ii) any Services Fastech does not deliver to Prescient for which Prescient has paid.

12.	Assumptions; The Fastech/Prescient network consists of all information listed in Schedule A Exhibit 1. All credits issued are outside of the 98.5% availability commitment in any calendar month.

13.	SERVICE LEVEL EXCLUSIONS. THE SERVICE LEVEL AGREEMENT DOES NOT APPLY TO ANY SERVICE(S) THAT EXPRESSLY EXCLUDE THIS SERVICE LEVEL AGREEMENT (AS STATED IN THE SPECIFICATION SHEETS FOR SUCH SERVICES) AND ANY PERFORMANCE ISSUES (I) CAUSED BY FACTORS OUTSIDE OF FASTECH’ REASONABLE CONTROL; (II) THAT RESULTED FROM ANY ACTIONS OR INACTIONS OF PRESCIENT OR ANY THIRD PARTIES; OR (III) THAT RESULTED FROM PRESCIENT’S EQUIPMENT AND/OR THIRD PARTY EQUIPMENT (NOT WITHIN THE PRIMARY CONTROL OF FASTECH). THIS SERVICE LEVEL AGREEMENT STATES PRESCIENT’S SOLE AND EXCLUSIVE REMEDY FOR ANY FAILURE BY FASTECH TO PROVIDE SERVICE(S).